Exhibit 4.2

MERITAGE HOMES CORPORATION,

THE GUARANTORS NAMED HEREIN

AND

REGIONS BANK

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 6, 2025

5.650% SENIOR NOTES DUE 2035

EXHIBIT A	Form of Senior Note

EXHIBIT B	Form of Supplemental Indenture to be Delivered by New Guarantors

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of March 6, 2025 (this “Supplemental Indenture”), to the Indenture, dated as of March 6, 2025 (the “Base Indenture” and, as amended, modified or supplemented from time to time in accordance therewith, including by this Supplemental Indenture, this “Indenture”), by and among Meritage Homes Corporation, a Maryland corporation (the “Issuer”), the Guarantors party hereto and Regions Bank, an Alabama state bank, as trustee (the “Trustee”), is effective upon the execution hereof by the parties hereto.

RECITALS

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of its debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”), in an unlimited aggregate principal amount;

WHEREAS, Section 2.01 of the Base Indenture provides that, with respect to any series of Securities to be authenticated and delivered under the Base Indenture, the terms of such series of Securities shall be established by (i) a Board Resolution or an Officers’ Certificate pursuant to authority granted under a Board Resolution or (ii) one or more indentures supplemental to the Base Indenture authorized by a Board Resolution;

WHEREAS, the Issuer desires to create, under the Base Indenture, a new series of Securities to be known as its 5.650% Senior Notes due 2035 (the “Senior Notes”), guaranteed by the Guarantors, the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Issuer in accordance with its terms, have been done or performed; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions.

The following defined terms used herein shall have the meanings specified below. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Base Indenture.

“Additional Senior Notes” has the meaning specified in Section 2.01 hereof.

“Adjusted Net Assets” of a Guarantor at any date means the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts and all other fixed and contingent liabilities (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Guarantor under its Guarantee), excluding Indebtedness in respect of its Guarantee, as they become absolute and matured.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi- annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Event” means the commencement of any case under the Bankruptcy Code (Title 11 of the United States Code) or the commencement of any other bankruptcy, reorganization, receivership, or similar proceeding under any federal, state or foreign law by or against any Person for whom the Issuer or a Restricted Subsidiary has executed a Springing Guarantee for the benefit of such Person; provided, however, that the filing of an involuntary case against such Person shall only be a Bankruptcy Event if: (i) such involuntary case is filed in whole or in part by the Issuer or a Restricted Subsidiary, any member in such Person which is an affiliate of the Issuer or a Restricted Subsidiary, or any other affiliate of the Issuer or a Restricted Subsidiary, or the Issuer or a Restricted Subsidiary, any member in such Person which is an affiliate of the Issuer or a Restricted Subsidiary, or any other affiliate of the Issuer or a Restricted Subsidiary shall in any way induce or participate in the filing, whether directly or indirectly, of an involuntary bankruptcy case against such Person or any other Person, and such involuntary case or proceeding is not dismissed with prejudice within 120 days of the filing thereof.

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in New York City or, with respect to payments, in the place of payment, are authorized or required by law or executive order to remain closed.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

1)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing more than 50% of the voting power of the total outstanding voting stock of the Issuer;

2)

during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

3)

(a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any person other than a Wholly Owned Restricted Subsidiary or one or more Permitted Holders; or (b) the Issuer consolidates or merges with or into another person other than a Permitted Holder or any person other than a Permitted Holder consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof persons owning voting stock representing in the aggregate 100% of the total voting power of the voting stock of the Issuer immediately prior to such consummation do not own voting stock representing a majority of the total voting power of the voting stock of the Issuer or the surviving or transferee person; or

4)	the Issuer shall adopt a Plan of Liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

“Change of Control Offer” has the meaning specified in Section 4.05(a) hereof.

“Change of Control Payment Date” has the meaning specified in Section 4.05(a) hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including the Issuer) together with the total amount of assets that would be included on the Issuer’s balance sheet, not including its subsidiaries, under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

1)

all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date);

2)	investments in Subsidiaries that are not Restricted Subsidiaries; and

3)	all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depositary” means The Depository Trust Company.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Financial Services Subsidiary” means a Subsidiary engaged exclusively in mortgage banking (including mortgage origination, loan servicing, mortgage brokerage and title and escrow businesses), master servicing and related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other activities ancillary thereto.

“Fitch” means Fitch Ratings, Inc., and its successors.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Government Obligations” means securities which are (a) (i) direct obligations of the United States where the payment or payments thereunder are supported by the full faith and credit of the United States or obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States (which, for the avoidance of doubt, shall include money market funds that invest solely in such obligations) or (b) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depository receipt.

“Guarantee” means, individually, any guarantee of payment of the Senior Notes by a Guarantor pursuant to the terms of this Supplemental Indenture, and, collectively, all such guarantees. Each Guarantee will be substantially in the form prescribed by this Supplemental Indenture.

“Guarantor” means each Restricted Subsidiary of the Issuer on the Issue Date and each New Guarantor.

“Holder” means any registered holder, from time to time, of the Senior Notes.

“Indebtedness” means:

1) any liability of any Person:

a.	for borrowed money, or

b.

evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or

c.	for the payment of money relating to a Capitalized Lease Obligation, or

d.	for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

2)

any liability of others described in the preceding clause (1) that such Person has guaranteed or that is otherwise its legal liability; provided, however, that a Springing Guarantee shall not be deemed to be Indebtedness under this clause (2) until the earliest to occur of (a) the demand by a lender for payment under such Springing Guarantee, (b) the occurrence or failure to occur of any event, act or circumstance that, with or without the giving of notice and/or passage of time, entitles a lender to make a demand for payment thereunder or (c) a Bankruptcy Event;

3)

all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other Persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

4)	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1), (2) and (3) above.

“Initial Senior Notes” has the meaning specified in Section 2.01(c) hereof.

“Interest Payment Date” means, with respect to the Senior Notes, March 15 and September 15 of each year.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Issuer.

“Issue Date” means March 6, 2025.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“New Guarantor” means any Person that, after the date hereof, executes a supplemental indenture substantially in the form of Exhibit B hereto in accordance with the provisions of this Supplemental Indenture, pursuant to Section 8.01 hereof and their respective successors and assigns, in each case, until such Person is released from its Guarantee in accordance with the terms of such supplemental indenture.

“Non-Recourse Land Financing” means any Indebtedness of the Issuer or any Restricted Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to the Issuer or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which the Issuer or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other Liens or other recourse obligations or liabilities in respect of specific land or other real property interests of the Issuer or such Restricted Subsidiary; provided that recourse obligations or liabilities of the Issuer or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including liability by reason of any agreement by the Issuer or any Restricted Subsidiary to provide additional capital or maintain the financial condition of or otherwise support the credit of the Person incurring the Indebtedness, will not prevent Indebtedness from being classified as Non-Recourse Land Financing.

“Offer” has the meaning specified in the definition of “Offer to Purchase.”

“Offer Expiration Date” has the meaning specified in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by or on behalf of the Issuer by first-class mail, postage prepaid, or, in the case of Senior Notes held in book-entry form, sent by electronic transmission to each Holder at its address appearing in the register for the Senior Notes on the date of the Offer offering to purchase up to the principal amount of Senior Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law or by this Indenture, the Offer shall specify an expiration date (the “Offer Expiration Date”) of the Offer to Purchase, which shall be a Business Day not earlier than 30 days nor later than 60 days after the date of such Offer, and a settlement date (the “Purchase Date”) for purchase of Senior Notes to occur no later than three Business Days after the Offer Expiration Date. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Senior Notes pursuant to the Offer to Purchase. The Offer shall also state:

1)	the Section of this Indenture pursuant to which the Offer to Purchase is being made and a description of the transaction or transactions that cause the Offer to Purchase to be made;

2)	the Offer Expiration Date and the Purchase Date;

3)

the aggregate principal amount of the outstanding Senior Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of this Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

4)	the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount of Senior Notes accepted for payment (the “Purchase Price”);

5)

that the Holder may tender all or any portion of the Senior Notes registered in the name of such Holder and that any portion of a Senior Note tendered must be tendered in a minimum denomination of $2,000 principal amount and integral multiples of $1,000 in excess thereof;

6)	the place or places where Senior Notes are to be surrendered for tender pursuant to the Offer to Purchase;

7)	that interest on any Senior Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue;

8)

that on the Purchase Date the Purchase Price will become due and payable upon each Senior Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

9)

that each Holder electing to tender all or any portion of a Senior Note pursuant to the Offer to Purchase will be required to surrender such Senior Note, with the form titled “Option of Holder to Elect Purchase” on the form of Senior Note completed, at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Senior Note being, if the Issuer so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or its attorney duly authorized in writing);

10)

that Holders will be entitled to withdraw all or any portion of Senior Notes tendered if the Issuer receives, not later than the close of business on the fifth Business Day preceding the Offer Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Note the Holder tendered, the certificate number of the Senior Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of its tender;

11)

that (a) if Senior Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Senior Notes and (b) if Senior Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Senior Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Senior Notes in minimum denominations of $2,000 principal amount or integral multiples of $1,000 principal amount in excess thereof shall be purchased); and

12)

that in the case of any Holder whose Senior Note is purchased only in part, the Issuer shall execute and deliver to the Holder of such Senior Note without service charge, a new Senior Note or Senior Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Senior Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

On or before the Purchase Date, the Issuer shall (i) accept for payment Senior Notes or portions thereof tendered and not withdrawn pursuant to the Offer, (ii) deposit with the Trustee or tender agent U.S. Dollars sufficient to pay the Purchase Price, plus accrued interest, if any, of all Senior Notes to be purchased and (iii) deliver to the Trustee Senior Notes so accepted together with an Officers’ Certificate stating the Senior Notes or portions thereof being purchased by the Issuer. The Trustee or tender agent shall promptly mail or otherwise pay in accordance with the provisions of this Indenture to the Holders of Senior Notes so accepted payment in an amount equal to the Purchase Price, plus accrued interest, if any, thereon.

“Par Call Date” means December 15, 2034.

“Permitted Holders” means Steven J. Hilton, his wife and children, any corporation, limited liability company or partnership in which he has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of him or his wife or children.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

“Purchase Amount” has the meaning specified in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning specified in the definition of “Offer to Purchase.”

“Purchase Price” has the meaning specified in the definition of “Offer to Purchase.”

“Rating Agency” means each of (a) S&P, Moody’s and Fitch and (b) if any of S&P, Moody’s or Fitch ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons beyond the control of the Issuer, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by the Issuer (as certified by an authorized officer of the Issuer) as a replacement agency for S&P, Moody’s or Fitch, as the case may be.

“Rating Decline” means the rating on the Senior Notes is lowered to and is rated below Investment Grade by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended for so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Rating Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Issuer’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Decline). If fewer than three Rating Agencies are rating the Senior Notes as of the date of the public notice of an arrangement that could result in a Change of Control, the ratings of the Rating Agency (or Rating Agencies) not rating the Senior Notes will be deemed to be below Investment Grade until three Rating Agencies rate the Senior Notes.

“Redeemable Capital Stock” means any capital stock of the Issuer or any Subsidiary that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the Senior Notes or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

“Redemption Date” when used with respect to all or, as the case may be, any part of the Senior Notes that are to be redeemed pursuant to this Supplemental Indenture, means the date fixed for such redemption.

“Regular Record Date” means, with respect to the Senior Notes, the close of business on March 1 and September 1, as the case may be, immediately preceding each Interest Payment Date.

“Restricted Subsidiary” means any Subsidiary of the Issuer, which is not: (i) a Financial Services Subsidiary or (ii) an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Sale and Leaseback Transaction” means a sale or transfer made by the Issuer or a Restricted Subsidiary (except a sale or transfer made to the Issuer or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Issuer or a Restricted Subsidiary.

“Secured Debt” means any Indebtedness which is secured by (1) a Lien on any property of the Issuer or the property of any Restricted Subsidiary or (2) a Lien on shares of stock owned directly or indirectly by the Issuer or a Restricted Subsidiary in a corporation or on Equity Interests owned by the Issuer or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Issuer’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Issuer or a Restricted Subsidiary has an Equity Interest;

provided that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with GAAP. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

“Senior Indebtedness” means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an Event of Default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any Indebtedness of the Issuer, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) Indebtedness of the Issuer that is expressly subordinated in right of payment to any Senior Indebtedness of the Issuer, (2) Indebtedness of the Issuer that by operation of law is subordinate to any general unsecured obligations of the Issuer, (3) Indebtedness of the Issuer to any Subsidiary, (4) Indebtedness of the Issuer incurred in violation of Section 4.01 or 4.02 of this Supplemental Indenture, (5) to the extent it might constitute Indebtedness, any liability for federal, state or local taxes or other taxes, owed or owing by the Issuer, and (6) to the extent it might constitute Indebtedness, trade account payables owed or owing by the Issuer or any of its Subsidiaries.

“Senior Notes” has the meaning specified in the recitals to this Supplemental Indenture, inclusive of both the Initial Senior Notes and the Additional Senior Notes.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act of as such regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (vii) or (viii) under Section 6.01(a) has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Springing Guarantee” means a guarantee by a Person which by its express terms does not become effective until the occurrence of a Bankruptcy Event.

“Subsidiary” means, with respect to any Person:

1)

any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or comparable governing body thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2)

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security will be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Unrestricted Subsidiary” means a Subsidiary designated by the Issuer (evidenced by resolutions of the Board of Directors of the Issuer and an officer’s certificate, delivered to the Trustee certifying compliance with this definition) as a Subsidiary resulting from any investment (including any guarantee of Indebtedness) made by the Issuer or any Restricted Subsidiary of the Issuer in a Person engaged in homebuilding, land acquisition or land development businesses and businesses that are reasonably related thereto or reasonable extensions thereof; provided that the aggregate amount of investments in all Unrestricted Subsidiaries shall not exceed (i) $100 million or (ii) such lesser amount as may be applicable to the corresponding investment limitation in any other outstanding capital markets Indebtedness (other than Non-Recourse Land Financing) of the Issuer or any of its Restricted Subsidiaries which was outstanding on the Issue Date after giving pro forma effect to the use of proceeds of the Senior Notes (with the amount of each investment being calculated based upon the amount of investments made on or after the date such Person becomes a Subsidiary) (the “Investment Basket”); provided, further, that if the Issuer subsequently designates a Subsidiary, which previously had been designated an Unrestricted Subsidiary, to be a Restricted Subsidiary (evidenced by resolutions of the Board of Directors of the Issuer and an Officers’ Certificate, delivered to the Trustee certifying compliance with this definition) and causes such Subsidiary to comply with provisions set forth under Section 4.03, then the amount of any investments in such Unrestricted Subsidiary made on or after the date such Person became a Subsidiary shall be credited against the Investment Basket (up to a maximum amount of (i) $100 million or (ii) such lesser amount as may be applicable to the corresponding investment limitation in any other outstanding capital markets Indebtedness (other than Non-Recourse Land Financing) of the Issuer or any of its Restricted Subsidiaries which was outstanding on the Issue Date) after giving pro forma effect to the use of proceeds of the Senior Notes. As of the Issue Date, Buckeye Land, L.L.C., Arcadia Ranch L.L.C. and Sundance Buckeye, LLC are designated as Unrestricted Subsidiaries.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly Owned Restricted Subsidiaries.

ARTICLE II.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section 2.01. Terms of the Senior Notes. There is hereby established a new series of Securities under the Base Indenture with the following terms:

(a) The title of the series is “5.650% Senior Notes due 2035.” The Senior Notes will represent the Issuer’s direct, senior unsecured obligations and will rank equally with all of the Issuer’s other existing and future unsubordinated senior indebtedness.

(b) The price at which the Senior Notes will be issued on the date hereof shall be 99.439% of the aggregate principal amount for such series as of the date hereof.

(c) The Senior Notes will be issued and will be authenticated and delivered by the Trustee on the date hereof in an aggregate principal amount of $500,000,000, and such principal amount of Senior Notes may be increased from time to time pursuant to Section 2.01 of the Base Indenture. The series may be reopened at any time, without the consent of any Holder, for issuances of additional Senior Notes, unlimited in principal amount, upon delivery by the Issuer to the Trustee of either (i) a Board Resolution or an Officers’ Certificate pursuant to authority granted under a Board Resolution or (ii) one or more indentures supplemental to the Base Indenture authorized by a Board Resolution, in each case setting forth the original issuance date of such additional Senior Notes. Any Senior Notes (“Additional Senior Notes”) issued from time to time after the initial issuance of Senior Notes pursuant to this Supplemental Indenture (“Initial Senior Notes”) shall be consolidated with and form a single series with the Initial Senior Notes. The terms of any Additional Senior Notes will be identical to the terms of the Initial Senior Notes issued, authenticated and delivered on the Issue Date, except as to issue price, issue date and the date from which interest shall accrue and except that such Additional Senior Notes may not be fungible for U.S. federal income tax purposes with such initially issued Senior Notes; provided that, if any Additional Senior Notes are not fungible with any initially issued Senior Notes for United States federal income tax purposes, such Additional Senior Notes shall bear a separate CUSIP or ISIN number, as applicable. Any such Additional Senior Notes will, together with the previously issued Senior Notes, constitute a single series of Securities under this Indenture and shall vote on all matters as one class of Senior Notes, including without limitation, waivers, amendments, redemptions and offers to purchase.

(d) The total amount of principal then outstanding of the Senior Notes shall be due on March 15, 2035, subject to the provisions of this Indenture relating to acceleration of maturity.

(e) The Senior Notes will bear interest from March 6, 2025, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate of 5.650% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2025, and at the date of maturity applicable to the Senior Notes. The Issuer shall pay interest to the Holders in whose names the Senior Notes are registered on the Regular Record Date for such Interest Payment Date. Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date falls on a day that is not a Business Day at the applicable Place of Payment, the interest payment will be postponed to the next day that is a Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after such Interest Payment Date. If the maturity date of the Senior Notes falls on a day that is not a Business Day at the applicable Place of Payment, the payment of interest and principal may be made on the next succeeding Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the Senior Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity, as the case may be.

(f) The Senior Notes shall have the benefit of the Guarantees by the Guarantors executing this Supplemental Indenture on the date hereof as set forth in Article VIII of this Supplemental Indenture and New Guarantors pursuant to Article VIII and Section 4.03 of this Supplemental Indenture. There are no terms of subordination as of the date hereof applicable to the Senior Notes or the Guarantees.

(g) The Depository Trust Company shall be the Depositary with respect to the Senior Notes.

(h) The Senior Notes will not be convertible into shares of common stock of the Issuer and/or exchangeable for other securities.

(i) Payments of principal of or interest on the Senior Notes, and any other amounts in connection therewith or due hereunder, will be made, subject to such surrender where applicable, at the option of the Issuer, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Issuer’s security register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States

(j) The Senior Notes shall be redeemable as specified in Article III of this Supplemental Indenture and Article 3 of the Base Indenture.

(k) The Issuer is not obligated to redeem or purchase any Senior Notes pursuant to any sinking fund or analogous provision.

(l) The Senior Notes shall be issued in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. The Senior Notes will be issued in substantially the form set forth in Exhibit A hereto. The Senior Notes will be issued in the form of one or more global securities registered in the nominee name of the Depositary, which shall be Cede & Co. Except under the circumstances set forth in Section 2.13 of the Base Indenture, the global securities will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in definitive form. Owners of beneficial interests in such a global security will not be considered the registered owners or Holders of Senior Notes for any purpose. No global security representing a Senior Note shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Payment of principal of and any premium or interest on any Senior Note in global form shall be made to the registered Holder thereof.

(m) The Senior Notes will be issued at 100% of the aggregate principal amount for such series on the date hereof.

(n) The principal of and interest on the Senior Notes shall be paid in U.S. Dollars, and the Senior Notes shall be denominated in U.S. Dollars.

(o) No payments of principal of, premium or interest on the Senior Notes will be made in any currency other than U.S. Dollars.

(p) The amount of payments of principal of, or premium or interest on the Senior Notes shall not be determined with reference to an index, formula or other method or methods.

(q) There are no provisions in this Supplemental Indenture relating to any security provided for the Senior Notes.

(r) The Events of Default specified in Section 6.01 of this Supplemental Indenture shall apply to the Senior Notes in lieu of the Events of Default specified in Section 6.01 of the Base Indenture. The provisions of Section 6.02 of the Base Indenture relating to the right of the Trustee or the requisite Holders to declare the principal amount thereof due and payable shall be replaced in their entirety with Section 6.02 of this Supplemental Indenture.

(s) In addition to the covenants set forth in Article 4 of the Base Indenture (except for the covenant set forth in Section 4.03 therein, which shall be inapplicable with respect to the Senior Notes), each of the covenants set forth in Article IV of this Supplemental Indenture shall be added to Article 4 of the Base Indenture, but only with respect to the Senior Notes. Article 5 of the Base Indenture shall be amended by replacing that article of the Base Indenture in its entirety with Article V of this Supplemental Indenture, but only with respect to the Senior Notes.

(t) Regions Bank shall initially act as Trustee, Registrar and Paying Agent for the Senior Notes.

(u) Section 8.03 and Section 8.04 of the Base Indenture shall apply to the Senior Notes.

(v) Other terms applicable to the Senior Notes are as otherwise provided for in this Supplemental Indenture.

ARTICLE III.

REDEMPTION

To the extent not expressly amended or modified by this Supplemental Indenture with respect to the Senior Notes, the Base Indenture, including Article 3 therein, shall apply to any redemption of the Senior Notes.

Section 3.01. Optional Redemption.

(a) Prior to the Par Call Date, the Issuer may redeem the Senior Notes at its option, in whole or in part, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (A) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (B) interest accrued to the Redemption Date, and (ii) 100% of the principal amount of the Senior Notes to be redeemed, plus, in the case of each of clauses (i) and (ii), accrued and unpaid interest thereon to, but excluding, the Redemption Date. The Issuer’s actions and determinations in determining the applicable redemption price shall be conclusive and binding for all purposes, absent manifest error and the Trustee shall have no duty to confirm or verify such determination.

(b) On or after the Par Call Date, the Issuer may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date for such Senior Notes.

Section 3.02. Selection and Notice of Redemption.

(a) In the event that less than all of the Senior Notes are to be redeemed at any time pursuant to this Article III, selection of the Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed as certified to the Trustee by the Issuer, or, if Senior Notes are not then listed on a national securities exchange, the Trustee will select on a pro rata basis or by lot or by such other method as may be required by the Depositary’s procedures; provided, however, that no Senior Notes of a principal amount of $2,000 or less shall be redeemed in part.

(b) Notice of redemption will be mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 30 but not more than 60 days before the date of redemption to each Holder of Senior Notes to be redeemed at its registered address, with a copy to the Trustee, provided that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of this Indenture.

(c) If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that Senior Note will state the portion of the principal amount of the Senior Note to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion of the Senior Note will be issued in the name of the Holder of the Senior Note upon surrender for cancellation of the original Senior Note. On and after the Redemption Date, interest will cease to accrue on Senior Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent for the Senior Notes sufficient funds in satisfaction of the applicable redemption price (including accrued and unpaid interest on the Senior Notes to be redeemed) pursuant to this Supplemental Indenture. For so long as the Senior Notes are in global form, the redemption of the Senior Notes shall be done in accordance with the rules and procedures of the Depositary that apply to such redemption.

ARTICLE IV.

ADDITIONAL COVENANTS

In addition to the covenants set forth in Article 4 of the Base Indenture (except for the covenant set forth in Section 4.03 therein, which shall be inapplicable with respect to the Senior Notes), each of the following covenants shall be added to Article 4 of the Base Indenture, but only with respect to the Senior Notes:

Section 4.01. Restrictions on Secured Debt.

(a) The Issuer shall not, and shall not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the Senior Notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(i)

Liens on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(ii)

Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(iii)	Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Issuer or a Restricted Subsidiary; and

(iv)	Liens securing Indebtedness of a Restricted Subsidiary owed to the Issuer or to a Wholly Owned Restricted Subsidiary of the Issuer.

(b) Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

(c) In addition, the Issuer and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally or ratably securing the Senior Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding (i) Secured Debt permitted under clauses (i) through (iv) of Section 4.01(a) and (ii) any Secured Debt in relation to which the Senior Notes have been equally and ratably secured) and (2) all Attributable Indebtedness in respect of Sale and Leaseback Transactions (excluding Attributable Indebtedness in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (i), (ii) and (iii) of Section 4.02(a)) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

(d) The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing by virtue of the definition of Secured Debt, and will not restrict or limit the Issuer’s or its Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any Subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

Section 4.02. Restrictions on Sale and Leaseback Transactions.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(i)	written notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(ii)

fair value is received by the Issuer or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors of the Issuer delivered to the Trustee); and

(iii)

the Issuer or such Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either: (1) to the redemption, repayment or retirement of any series of Securities under the Indenture (including the cancellation by the Trustee of any series of Securities under the Indenture delivered by the Issuer to the Trustee) or Senior Indebtedness of the Issuer, or (2) to the purchase by the Issuer or any Restricted Subsidiary of the Issuer of property substantially similar to the property sold or transferred.

(b) In addition, the Issuer and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (i) through (iv) of Section 4.01(a) or Secured Debt in relation to which the Senior Notes have been equally and ratably secured) and (2) all Attributable Indebtedness in respect of Sale and Leaseback Transactions (excluding Attributable Indebtedness in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (i), (ii) and (iii) of Section 4.02(a)) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Section 4.03. New Guarantors.

(a) If, after the Issue Date, the Issuer or any Restricted Subsidiary shall acquire or create another Restricted Subsidiary, then the Issuer shall cause such Restricted Subsidiary to:

(i)

execute and deliver to the Trustee (a) a supplemental indenture in form satisfactory to the Trustee, substantially in the form set forth in Exhibit B hereto, pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Senior Notes and this Supplemental Indenture in accordance with Article VIII herein and (b) a notation of guarantee, substantially as set forth in the form of Senior Note set forth in Exhibit A hereto, in respect of its Guarantee; and

(ii)

deliver to the Trustee one or more Opinions of Counsel that such supplemental indenture (i) has been duly authorized, executed and delivered by such Restricted Subsidiary and (ii) constitutes a valid and legally binding obligation of such Restricted Subsidiary enforceable against it in accordance with its terms.

Section 4.04. Reports to Holders.

(a) Whether or not required by the Commission, so long as any Senior Notes are outstanding, the Issuer shall furnish to the Trustee, within the time periods specified in the Commission’s rules and regulations (including any grace periods or extensions permitted by the Commission):

(i)

all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(ii)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file these reports.

(b) In addition, whether or not required by the Commission, the Issuer shall file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

(c) Notwithstanding the foregoing, the Issuer shall not be required to deliver to the Trustee any materials for which the Issuer has sought and received confidential treatment by the Commission. Reports, information and documents filed with the Commission via the EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing for purposes of this Section 4.04; provided that the Trustee shall have no obligation to confirm whether the Issuer has delivered any such report or information via filing. The Trustee shall have no duty to review or analyze any reports furnished to it. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual notice or knowledge of any information contained therein, including the Issuer’s compliance with any of its covenants pursuant to this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants or with respect to any reports or other documents filed with the Commission or EDGAR or any website, or participate in any conference calls.

Section 4.05. Change of Control Offer.

(a) Upon the occurrence of a Change of Control Triggering Event, the Issuer shall be obligated to make an Offer to Purchase (the “Change of Control Offer”), on a Business Day (the “Change of Control Payment Date”) within the period specified in the definition of “Offer to Purchase”, all of the then outstanding Senior Notes at a purchase price equal to 101% of the principal amount of the Senior Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date. The Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by law and until the close of business on the Change of Control Payment Date.

(b) Within 30 days following the date upon which a Change of Control Triggering Event occurs, the Issuer shall send, or cause to be sent, by first class mail, or, in the case of Senior Notes held in book-entry form, by electronic transmission a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer, including a description of the transaction or transactions that constitute the Change of Control and the information set forth herein in the definition of “Offer to Purchase.”

(c) Any amounts remaining after the purchase of Senior Notes pursuant to a Change of Control Offer and held by the Trustee shall be returned by the Trustee to the Issuer.

(d) The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Senior Notes properly tendered and not withdrawn under the Change of Control Offer.

(e) The Issuer shall comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Senior Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.05, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.05 by virtue thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of the purchase.

ARTICLE V.

LIMITATIONS ON MERGERS, CONSOLIDATIONS, ETC.

Article 5 of the Base Indenture shall be amended by replacing that article of the Base Indenture in its entirety with the following, but only with respect to the Senior Notes:

Section 5.01. When The Issuer or Guarantor May Merge, Etc.

(a) The Issuer shall not, directly or indirectly, in a single transaction or a series of related transactions, (A) consolidate or merge with or into (other than a merger that satisfies the requirements of clause (i) below with a Wholly Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and its Restricted Subsidiaries (taken as a whole) or (B) adopt a Plan of Liquidation unless, in either case:

(i)

Either: (1) the Issuer shall be the surviving or continuing Person; or (2) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form satisfactory to the Trustee, all of the obligations of the Issuer under the Senior Notes and this Supplemental Indenture; provided that at any time the Successor is a limited liability company, there shall be a co-issuer of the Senior Notes that is a corporation; and

(ii)

immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (i)(2) of Section 5.01(a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing.

(b) Except as provided under Article VIII of this Supplemental Indenture, no Guarantor may consolidate with or merge with or into another Person, whether or not affiliated with such Guarantor, unless:

(i)

Either: (1) such Guarantor will be the surviving or continuing Person; or (2) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form satisfactory to the Trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor and this Supplemental Indenture; and

(ii)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

(c) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

(d) The Issuer shall deliver to the Trustee on or prior to the consummation of a transaction proposed pursuant to Section 5.01(a)(i)(2) or Section 5.01(b)(i)(2) above an Officers’ Certificate and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with this Indenture and constitute the legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, subject to customary exceptions.

(e) Notwithstanding anything to the contrary in this Section 5.01, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary.

Section 5.02. Successor Person Substituted.

(a) Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Issuer or any Restricted Subsidiary in accordance with this Article V, the successor corporation formed by such consolidation or into which the Issuer is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Restricted Subsidiary under this Indenture with the same effect as if such successor corporation had been named as the Issuer or such Restricted Subsidiary therein or herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Senior Notes.

ARTICLE VI.

EVENTS OF DEFAULT

Sections 6.01 and 6.02 of the Base Indenture shall be amended by replacing such sections of the Base Indenture in their entirety with the following, but only with respect to the Senior Notes:

Section 6.01. Events of Default.

(a)	Each of the following is an “Event of Default”:

(i)	failure by the Issuer to pay interest on any of the Senior Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(ii)	failure by the Issuer to pay the principal of or premium, if any, on any of Senior Notes when due and payable at maturity, upon redemption or otherwise;

(iii)	failure by the Issuer to comply with Article V of this Supplemental Indenture;

(iv)

failure by the Issuer to comply with any other agreement or covenant in this Indenture and continuance of this failure for 60 days after receipt of written notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee from the Holders of at least 25% of the aggregate principal amount of the Senior Notes then outstanding;

(v)

default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Land Financing) of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

1.	is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

2.	results in the acceleration of such Indebtedness prior to its express final maturity, or

3.

results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (1), (2) or (3) has occurred and is continuing, aggregates (i) $75 million or more or (ii) such lesser amount as may be applicable to the corresponding event of default in any outstanding other capital markets Indebtedness (other than Non-Recourse Land Financing) of the Issuer or any of its Restricted Subsidiaries which was outstanding on the Issue Date;

(vi)	the Issuer or any Significant Subsidiary pursuant to or within the meaning of any bankruptcy law:

1.	commences a voluntary case,

2.	consents to the entry of an order for relief against it in an involuntary case,

3.	consents to the appointment of a custodian of it or for all or substantially all of its assets, or

4.	makes a general assignment for the benefit of its creditors;

(vii)	a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

1.	is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

2.	appoints a custodian of the Issuer or any Significant Subsidiary or a custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

3.	orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(viii)

any Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of this Indenture and the Guarantee).

Section 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clause (vii) or (viii) of Section 6.01(a) above with respect to the Issuer) shall have occurred and be continuing, then the Trustee or the Holders of at least 25% in aggregate principal amount of Senior Notes then outstanding may, by a notice in writing to the Issuer (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all Senior Notes. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Senior Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of such outstanding Senior Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in this Indenture. If an Event of Default specified in clause (vii) or (viii) of Section 6.01(a) with respect to the Issuer occurs, all outstanding Senior Notes shall become due and payable without any further action or notice.

ARTICLE VII.

TRUSTEE

Section 7.05 of the Base Indenture shall be amended by replacing such section of the Base Indenture in its entirety with the following, but only with respect to the Senior Notes:

Section 7.01. Notice of Defaults.

(a) If a Default or Event of Default with respect to Senior Notes occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to all Holders of Senior Notes a notice of the Default or Event of Default within the later of 90 days after it occurs or after the Trustee obtains actual knowledge. Except in the case of a Default or Event of Default in payment on any such Senior Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of such Holders.

ARTICLE VIII.

GUARANTEES

Section 8.01. Guarantee.

(a) Subject to the provisions of this Article VIII, each Guarantor, by execution of this Supplemental Indenture or the execution of a supplemental indenture substantially in the form of Exhibit B hereto, fully and unconditionally guarantees, jointly and severally, on a senior unsecured basis, to each Holder (i) the due and punctual payment of the principal of and interest on each Senior Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest on Senior Notes, to the extent lawful, and the due and punctual payment and punctual performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of such Senior Note and this Supplemental Indenture, and (ii) in the case of any extension of time of payment or renewal of any Senior Notes or any of such other obligations of the Issuer to the Holders or the Trustee in accordance with the terms of such

Senior Note, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise. Each Guarantor, by execution of this Supplemental Indenture, agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Senior Note or this Supplemental Indenture, any failure to enforce the provisions of any such Senior Note or this Supplemental Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holder of such Senior Note, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety for such Guarantor.

(b) Each Guarantor hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to any such Senior Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged as to any such Senior Note except by payment in full of the principal thereof and interest thereon. Each Guarantor hereby agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 6.02, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

Section 8.02. Execution and Delivery of Guarantee.

(a) To further evidence the Guarantee set forth in Section 8.01, each Guarantor hereby agrees that a notation of such Guarantee, substantially as set forth in the form of Senior Note included in Exhibit A hereto, shall be endorsed on each Senior Note authenticated and delivered by the Trustee and such Guarantee shall be executed by manual, electronic or facsimile signature of an Officer or an Officer of a general partner, as the case may be, of each Guarantor. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Senior Note.

(b) Each of the Guarantors hereby agrees that its Guarantee set forth in Section 8.01 shall remain in full force and effect notwithstanding any failure to endorse on each Senior Note a notation of such Guarantee.

(c) If an officer of a Guarantor whose signature is on this Supplemental Indenture or a Guarantee no longer holds that office at the time the Trustee authenticates the Senior Note on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Senior Note shall be valid nevertheless.

(d) The delivery of any Senior Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Supplemental Indenture on behalf of the Guarantor.

Section 8.03. Limitation of Guarantee.

The obligations of each Guarantor under its Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Supplemental Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

Section 8.04. Release of Guarantor.

(a)	A Guarantor shall be released from all of its obligations under its Guarantee if:

(i)	all of the assets of such Guarantor have been sold or otherwise disposed of in a transaction in compliance with the terms of this Supplemental Indenture (including Sections 4.05 and Article V); or

(ii)

all of the Equity Interests held by the Issuer and the Subsidiaries of such Guarantor have been sold or otherwise disposed of in a transaction in compliance with the terms of this Supplemental Indenture (including Section 4.05 and Article V);

and in each such case, the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

(b) The Trustee shall execute any documents reasonably requested in writing by the Issuer or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Guarantee endorsed on Senior Notes and under this Article VIII.

Section 8.05. Waiver of Subrogation.

Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and this Supplemental Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Senior

Notes against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or Note on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and Senior Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon Senior Notes, whether matured or unmatured, in accordance with the terms of this Supplemental Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Supplemental Indenture and that the waiver set forth in this Section 8.05 is knowingly made in contemplation of such benefits.

ARTICLE IX.

SATISFACTION AND DISCHARGE; DEFEASANCE

Section 8.01 of the Base Indenture shall be amended by replacing that section of the Base Indenture in its entirety with the following, both with respect to the Senior Notes and any other series of Securities to be issued pursuant to the Base Indenture:

Section 9.01. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to certain rights, including rights of registration of transfer or exchange of notes which shall survive until all Securities have been canceled with respect to any series of Securities under this Indenture) as to all outstanding Securities of any series when either:

(a) (1) all the Securities of such series that have been authenticated and delivered (except lost, stolen or destroyed Securities which have been replaced or paid and Securities for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2)

all Securities of such series not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the applicable provisions of this Indenture or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of (i) money sufficient, (ii) in the case of a deposit made prior to the maturity of the Securities of such series, non-redeemable Government Obligations sufficient or (iii) a combination of items listed in the preceding two clauses, which in total are sufficient, to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Securities not theretofore delivered to the Trustee for cancellation;

(b) no Default or Event of Default with respect to such series of Securities shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuer or any Guarantor is a party to or by which the Issuer or any Guarantor is bound;

(c) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture with respect to any series of Securities; and

(d) the Issuer has delivered irrevocable instructions under this Indenture to the Trustee to apply the deposited money toward the payment of the Securities of such series at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate, and an Opinion of Counsel (as to legal matters) stating that all covenants and conditions precedent to satisfaction and discharge have been complied with.

ARTICLE X.

MISCELLANEOUS PROVISIONS

Section 10.01. Ratification and Incorporation of Base Indenture.

As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture as supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 10.02. Counterparts and Electronic Records.

This Supplemental Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Supplemental Indenture or in any Senior Note, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Supplemental Indenture, any Senior Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything to the contrary set forth herein, the Trustee is under no obligation to agree to accept electronic signatures in any form or format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Section 10.03. Governing Law.

The internal laws of the State of New York shall govern and be used to construe this Supplemental Indenture and the Senior Notes (including any guarantees thereof), without giving effect to the applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 10.04. Submission to Jurisdiction; Service of Process; Waiver of Jury Trial.

Each party hereto and each Holder (by their acceptance of the Senior Notes) hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Supplemental Indenture, the Senior Notes (including any guarantee thereof) or the transactions contemplated hereby and thereby. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 11.02 of the Base Indenture, together with written notice of such service to such party, shall be deemed effective service of process upon such party. EACH OF THE PARTIES HERETO (AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE SENIOR NOTES) IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES (INCLUDING ANY GUARANTEE THEREOF) OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 10.05. Effect of Headings, Table of Contents, Etc.

The Article and Section headings herein and the table of contents are for convenience only and shall not affect the construction hereof.

Section 10.06. Conflict with Base Indenture.

To the extent not expressly amended or modified by this First Supplemental Indenture with respect to the Senior Notes (and, in the case of Article IX herein, with respect to any other series of Securities to be issued pursuant to the Base Indenture), the Base Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture relating to the Senior Notes is inconsistent with any provision of the Base Indenture, the provision of this First Supplemental Indenture shall control.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Issuer has executed this Supplemental Indenture by the signature of its authorized officers, and the Trustee has caused this Supplemental Indenture to be executed in its corporate name by its authorized officers, each as of the date above written.

MERITAGE HOMES CORPORATION as Issuer

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE PASEO CROSSING, LLC as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE PASEO CONSTRUCTION, LLC as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF ARIZONA, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES CONSTRUCTION, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

[Signature Page to Supplemental Indenture]

MERITAGE HOMES OF TEXAS HOLDING, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF CALIFORNIA, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF TEXAS JOINT VENTURE HOLDING COMPANY, LLC as Guarantor

By:	Meritage Homes of Texas, LLC
Its:	Sole Member

By:	Meritage Homes of Texas Holding, Inc.
Its:	Sole Member

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOLDINGS, LLC as Guarantor

By:	Meritage Homes of Texas Holding, Inc.
Its:	Sole Member

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

[Signature Page to Supplemental Indenture]

MERITAGE HOMES OF NEVADA, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MTH-CAVALIER, LLC as Guarantor

By:	Meritage Homes Construction, Inc.
Its:	Sole Member

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MTH GOLF, LLC as Guarantor

By:	Meritage Homes Construction, Inc.
Its:	Sole Member

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF COLORADO, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

[Signature Page to Supplemental Indenture]

MERITAGE HOMES OF FLORIDA, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

CALIFORNIA URBAN HOMES, LLC as Guarantor

By:	Meritage Homes of California, Inc.
Its:	Sole Member and Manager

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF TEXAS, LLC as Guarantor

By:	Meritage Homes of Texas Holding, Inc.
Its:	Sole Member

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OPERATING COMPANY, LLC as Guarantor

By:	Meritage Holdings, L.L.C.
Its:	Manager

By:	Meritage Homes of Texas Holding, Inc.
Its:	Sole Member

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

[Signature Page to Supplemental Indenture]

WW PROJECT SELLER, LLC as Guarantor

By:	Meritage Paseo Crossing, LLC
Its:	Sole Member

By:	Meritage Homes of Arizona, Inc.
Its:	Sole Member

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF THE CAROLINAS, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

CAREFREE TITLE AGENCY, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

[Signature Page to Supplemental Indenture]

M&M FORT MYERS HOLDINGS, LLC as Guarantor

By:	Meritage Paseo Crossing, LLC
Its:	Sole Member and Manager

By:	Meritage Homes of Arizona, Inc.
Its:	Sole Member

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF FLORIDA REALTY, LLC as Guarantor

By:	Meritage Homes of Florida, Inc.
Its:	Sole Member and Manager

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF TENNESSEE, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF SOUTH CAROLINA, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

[Signature Page to Supplemental Indenture]

MTH REALTY LLC as Guarantor

By:	Meritage Paseo Crossing, LLC
Its:	Sole Member and Manager

By:	Meritage Homes of Arizona, Inc.
Its:	Sole Member

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF GEORGIA, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MTH GA REALTY LLC as Guarantor

By:	Meritage Homes of Georgia, Inc.
Its:	Sole Member and Manager

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MTH SC REALTY LLC as Guarantor

By:	Meritage Homes of South Carolina, Inc.
Its:	Sole Member and Manager

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

[Signature Page to Supplemental Indenture]

MTH FINANCIAL HOLDINGS, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MLC HOLDINGS, INC. DBA MLC LAND HOLDINGS, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF GEORGIA REALTY, LLC as Guarantor

By:	Meritage Homes of Georgia, Inc.
Its:	Sole Member and Manager

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF UTAH, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

[Signature Page to Supplemental Indenture]

MERITAGE SERVICES COMPANY, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES INSURANCE AGENCY, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF MISSISSIPPI, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

MERITAGE HOMES OF ALABAMA, INC. as Guarantor

By:	/s/ Hilla Sferruzza
Name:	Hilla Sferruzza
Title:	Executive Vice President, CFO

[Signature Page to Supplemental Indenture]

REGIONS BANK as Trustee

By:	/s/ Craig A. Kaye
Name:	Craig A. Kaye
Title:	Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

[FORM OF SENIOR NOTE]

[Legend to be removed if the Senior Note is not represented by a global note]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO MERITAGE HOMES CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND SUCH PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.]

Exhibit A-1

MERITAGE HOMES CORPORATION

5.650% SENIOR NOTES DUE 2035

No. _____________ $ _______________	CUSIP No.: 59001ABG6 ISIN No.: US59001ABG67

Regular Record Date:	March 1 or September 1, as the case may be, immediately preceding each Interest Payment Date

Original Issue Date:	March 6, 2025

Maturity Date:	March 15, 2035

Interest Payment Dates:	March 15 and September 15

Interest Rate:	5.650% per annum

Authorized Minimum Denomination:	$2,000, or any integral multiple of $1,000 in excess thereof

Meritage Homes Corporation, a Maryland corporation (the “Issuer”, which term includes any successor company under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] ($[•]) [(or such other amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto)]1 on the Maturity Date shown above, and to pay interest thereon from March 6, 2025, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above (including the Maturity Date), commencing on September 15, 2025, at the rate of 5.650% per annum until the principal hereof is paid or duly provided for.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (including the Maturity Date) will, as provided in the Indenture, be paid to the Person in whose name this Senior Note is registered at the close of business on the Regular Record Date as specified above next preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Senior Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice given by or on behalf of the Issuer to the Holders of Senior Notes not less than 15 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Senior Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

[1]	To include for Global Notes only.

Exhibit A-2

Payments of interest on this Senior Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Senior Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Senior Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, with the same force and effect as if made on the date the payment was originally payable.

Payment of the principal of and interest due on the Maturity Date of this Senior Note shall be made upon surrender of this Senior Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Senior Note shall be paid in U.S. Dollars. Payments of interest will be made, subject to such surrender where applicable, at the option of the Issuer, (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the Issuer’s security register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

This security is one of a duly authorized issue of debt securities of the Issuer (herein called the “Securities”), all issued or to be issued under and pursuant to the Indenture, dated as of March 6, 2025 (the “Base Indenture”), as supplemented, including by that certain First Supplemental Indenture, dated as of March 6, 2025 (the “First Supplemental Indenture”, and together with the Base Indenture and any other supplements or amendments from time to time, the “Indenture”), by and among the Issuer, the Guarantors party thereto and Regions Bank, an Alabama state bank, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto relating to this security (including, without limitation, the First Supplemental Indenture, dated as of March 6, 2025, by and among the Issuer, the Guarantors party thereto and the Trustee) for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture or any indenture supplemental thereto. This security is one of a series designated on the face as 5.650% Senior Notes due 2035 (the “Senior Notes”), initially limited in aggregate principal amount to $500,000,000, subject to increase as provided in Section 2.01 of the First Supplemental Indenture. Capitalized terms used herein for which no definition is provided herein shall have the respective meanings ascribed thereto in the Indenture.

The Senior Notes are senior unsecured obligations of the Issuer.

The Senior Notes will represent the Issuer’s direct, unsecured obligations and will rank equally with all of the Issuer’s other unsubordinated senior indebtedness.

Exhibit A-3

While this Senior Note is represented by one or more global notes registered in the name of DTC or its nominee, the Issuer shall cause payments of principal of, premium, if any, and interest on this Senior Note to be made to DTC or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by, DTC or its nominee, and otherwise in accordance with such agreements, regulations and procedures.

The Senior Notes will not have a sinking fund.

Prior to the Par Call Date, the Issuer may redeem the Senior Notes at its option, in whole or in part, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (A) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (B) interest accrued to the Redemption Date, and (ii) 100% of the principal amount of the Senior Notes to be redeemed, plus, in the case of each of clauses (i) and (ii), accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Notice of redemption will be mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 30 but not more than 60 days before the date of redemption to each Holder of Senior Notes to be redeemed at its registered address, with a copy to the Trustee, provided that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Indenture.

If fewer than all of the Senior Notes are to be redeemed as provided above, selection of the Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed as certified to the Trustee by the Issuer, or, if Senior Notes are not then listed on a national securities exchange, the Trustee will select on a pro rata basis or by lot or by such other method as may be required by DTC’s Procedures; provided, however, that no Senior Notes of a principal amount of $2,000 or less shall be redeemed in part.

Upon the occurrence of a Change of Control Triggering Event, the Issuer shall be obligated to make a Change of Control Offer to purchase all of the then outstanding Senior Notes at a purchase price equal to 101% of the principal amount of the Senior Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date as provided in, and subject to the terms of, the Indenture.

The payment by the Issuer of the principal of, and premium and interest on, the Senior Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the First Supplemental Indenture.

The Indenture also contains provisions for defeasance at any time of the entire indebtedness of the Senior Notes with respect thereto or of certain restrictive covenants of the Issuer with respect to the Senior Notes, in each case, upon compliance with certain conditions set forth in the Indenture.

Exhibit A-4

If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

If, after the date of the First Supplemental Indenture, the Issuer or any Restricted Subsidiary shall acquire or create another Restricted Subsidiary, then the Issuer shall cause such Restricted Subsidiary to: (1) execute and deliver to the Trustee (a) a supplemental indenture in form satisfactory to the Trustee, substantially in the form set forth in Exhibit B to the First Supplemental Indenture, pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Senior Notes and the First Supplemental Indenture in accordance with Article VIII therein and (b) a notation of guarantee, substantially as set forth in the form of Senior Note set forth in the exhibit attached to this form of Senior Note, in respect of its Guarantee; and (2) deliver to the Trustee one or more Opinions of Counsel that such supplemental indenture (i) has been duly authorized, executed and delivered by such Restricted Subsidiary and (ii) constitutes a valid and legally binding obligation of such Restricted Subsidiary enforceable against it in accordance with its terms.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the respective rights and obligations of the Issuer and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any and interest on in respect of this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Issuer’s security register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Issuer for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Issuer’s security registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge or certain other expenses payable in connection therewith.

Exhibit A-5

Prior to due presentment of this Senior Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

The Senior Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Senior Note or Senior Notes to be exchanged at the office or agency of the Issuer.

By acquiring this Senior Note, the Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Issuer or any of its affiliates to secure the rights of Holders.

This Senior Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and performed in said state.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed by its authorized representatives as of the date set forth below.

Exhibit A-6

Dated:

MERITAGE HOMES CORPORATION

By:
Name:
Title:

Attest:
Name:
Title:

Exhibit A-7

This is one of the 5.650% Senior Notes due 2035 referred to in the within-mentioned Indenture.

Dated:

REGIONS BANK, as Trustee

By:
Authorized Signatory

Exhibit A-8

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE2

The initial outstanding principal amount of this Global Note is $____________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee

[2]	To include for Global Notes only.

Exhibit A-9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Senior Note purchased by the Issuer pursuant to Section 4.05 of the First Supplemental Indenture, check the following box: ☐

If you want to elect to have only part of this Senior Note purchased by the Issuer pursuant to Section 4.05 of the First Supplemental Indenture, state the amount in principal amount (must be a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) you elect to have purchased: $____________

Dated: _______________

Your Signature:
(Sign exactly as your name appears elsewhere on this Senior Note.)

Tax Identification No.:

Signature Guarantee*:

*

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A-10

[FORM OF NOTATION OF GUARANTEE]

Each of the undersigned (the “Guarantors”) hereby fully and unconditionally guarantees, jointly and severally, on a senior unsecured basis, to the extent set forth in the Indenture dated as of March 6, 2025 by and among Meritage Homes Corporation, as issuer, the Guarantors, as guarantors, and Regions Bank, an Alabama state bank, as Trustee (the “Base Indenture” and, as amended, restated or supplemented from time to time, including by that certain First Supplemental Indenture dated as of March 6, 2025 (the “First Supplemental Indenture”), the “Indenture”), and subject to the provisions of the Indenture, (a) the due and punctual payment of the principal of, and premium, if any, and interest on Senior Notes, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee, all in accordance with the terms set forth in Article Ten of the Base Indenture and Article VIII of the First Supplemental Indenture, and (b) in case of any extension of time of payment or renewal of any Senior Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of the Guarantors to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Base Indenture and Article VIII of the First Supplemental Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee. Each Holder of the Senior Note to which this Guarantee is endorsed, by accepting such Senior Note, agrees to and shall be bound by such provisions.

{The remainder of this page is intentionally left blank.}

Exhibit A-11

IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be signed by a duly authorized officer.

[GUARANTOR]

By:
Name:
Title:

Exhibit A-12

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY NEW GUARANTORS]

This {__________} Supplement to the First Supplemental Indenture (this “Supplement”), dated as of {__________}, is entered into by and between {__________} (the “New Guarantor”), and Regions Bank, an Alabama state bank, as trustee (the “Trustee”).

W I T N E S E T H

WHEREAS, Meritage Homes Corporation, a Maryland corporation (the “Issuer”) has executed and delivered to the Trustee that certain First Supplemental Indenture, dated as of March 6, 2025 (as may be amended and supplemented from time to time, the “First Supplemental Indenture”) to the Indenture, dated as of March 6, 2025 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture, the “Indenture”), providing for the issuance of the 5.650% Senior Notes due 2035 (the “Senior Notes”); and

WHEREAS, Section 4.03 of the First Supplemental Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall fully and unconditionally guarantee all of the Issuer’s obligations under the Senior Notes and the First Supplemental Indenture on the terms and conditions set forth herein and under the First Supplemental Indenture (the “Guarantee”); and

WHEREAS, pursuant to the terms of the Indenture, the Trustee is authorized to execute and deliver this Supplement.

NOW THEREFORE, in consideration of the premises and the guarantee of the Senior Notes established by this Supplement, the New Guarantor and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all such Holders, as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor hereby agrees, on a joint and several basis with all the existing Guarantors, to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article VIII of the First Supplemental Indenture.

3. Ratification of Indenture – Supplement Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplement shall form a part of the Indenture for all purposes, and every Holder of Senior Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Exhibit B-1

4. No Recourse Against Others. No recourse for the payment of the principal of or accrued and unpaid interest on any Senior Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, in this Supplement or in any Senior Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Issuer or any New Guarantor or of any successor corporation, either directly or through the Issuer, any New Guarantor or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise. The waiver and release are part of the consideration for issuance of the Senior Notes.

5. GOVERNING LAW. THIS SUPPLEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

6. Severability Clause. In case any provision in this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

7. Counterparts. This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplement and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplement as to the parties hereto and may be used in lieu of the original Supplement and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplement as to the other parties hereto shall be deemed to be their original signatures for all purposes.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. In entering into this Supplement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity, execution or sufficiency of this Supplement other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which are made solely by the New Guarantor and the Issuer.

Exhibit B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested, all as of the date first above written.

Dated: [_____], 202[_]

[NEW GUARANTOR]

By:
Name:
Title:

MERITAGE HOMES CORPORATION

By:
Name:
Title:

REGIONS BANK, as Trustee

By:
Name:
Title:

Exhibit B-3